SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders


A special meeting of shareholders of Credit Suisse Strategic Small Cap Fund, Inc. was held on May 2, 2003. The results of the votes tabulated at the special meeting are reported below.

To modify the fundamental investment restriction on borrowing money:

For 		101,184 shares
Against 	0 shares
Abstain 	0 shares

To modify the fundamental investment restriction on lending:
For 		101,184 shares
Against 	0 shares
Abstain 	0 shares

To modify the fundamental investment restriction on real estate investments:
For 		101,184 shares
Against 	0 shares
Abstain 	0 shares

To change the Fund's investment objective from fundamental to non-fundamental:
For 		101,071 shares
Against 	0 shares
Abstain 	112 shares

To amend the charter to allow involuntary redemptions:
For 		100,475 shares
Against 	709 shares
Abstain 	0 shares